Exhibit 10.14

SCIENTIFIC GAMES CORPORATION

ELECTIVE DEFERRED COMPENSATION PLAN

Executive Deferred Compensation Plan

and

Non-Employee Directors Deferred Compensation Plan

(effective January 1, 2005, as amended and restated effective January 1, 2009)

ii

iii

SCIENTIFIC GAMES CORPORATION

ELECTIVE DEFERRED COMPENSATION PLAN

Executive Deferred Compensation Plan

and

Non-Employee Directors Deferred Compensation Plan

(effective January 1, 2005, as amended and restated effective January 1, 2009)

The Scientific Games Corporation Elective Deferred Compensation Plan established as of January 1, 2005 (the “Plan”) is hereby amended and restated in its entirety to read as follows, effective as of January 1, 2009, except as otherwise provided.

ARTICLE I
INTRODUCTION

1.1          Purpose; Prior Plan

Effective October 8, 1998, Scientific Games Corporation (prior to April 27, 2001, Autotote Corporation) adopted the Scientific Games Corporation Key Executive Deferred Compensation Plan (the “Prior Plan”) to provide a means by which eligible individuals may elect to defer receipt of designated percentages or amounts of their bonuses, and later, pursuant to amendment effective as of December 11, 2001, to make salary deferrals.  The Prior Plan as so amended shall continue to be administered in accordance with the terms in effect on October 3, 2004, but shall be limited in its application to benefits attributable to deferrals of salary for 2004 or prior years and bonuses payable for 2004 or prior years (all of which were earned and vested on December 31, 2004) under the terms of the Company’s Management Incentive Compensation Program and Compensation Committee action taken thereunder.

1.2          New Plan Effective January 1, 2005

Effective January 1, 2005, this Plan, which shall be known as the Scientific Games Corporation Elective Deferred Compensation Plan, was adopted to provide benefits substantially similar to those provided under the Prior Plan on terms modified to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and regulations and other guidance thereunder.  Effective January 1, 2009, this amendment and restatement of the Plan was adopted in order to comply with the final regulations under Section 409A (the “Regulations”).

1.3          Construction

This Plan shall be administered and interpreted in accordance with Section 409A and the Regulations.  Accordingly, no provision hereof shall be construed in any manner that would violate Section 409A or the Regulations.  In addition, to the maximum extent permitted by applicable law, no provision of the Plan inconsistent with Section 409A or the Regulations shall be valid or given any effect whatever.

1.4          Separate Plans for Executives and Non-Employee Directors

For purposes of ERISA and Section 409A, the Plan as set forth in this instrument consists of two separate plans, one for eligible key employees (the “Executive Deferred Compensation Plan”), and one for non-employee directors (the “Non-Employee Directors Deferred Compensation Plan”), each governed by those Plan terms which either apply without distinction to both eligible employees and non-employee directors or apply specifically to that particular plan.  The Plan with respect to eligible employees is intended to be a plan that is “unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2) and 301(a)(3) of ERISA, and shall be interpreted and administered to the extent possible in a manner consistent with that intent.

1.5          Coordination with CEO Employment Agreement.

Notwithstanding any other provision of the Plan, the entire benefit accrued and vested under the Prior Plan as of December 31, 2004 by the Participant serving as Chief Executive Officer of the Company as of January 1, 2006, pursuant to an employment agreement with the Company effective as of such date, shall be payable solely under this Plan (and no portion thereof shall be payable under the Prior Plan), and the date(s) of payment thereof, other than by reason of Disability or death, shall be the specified dates of payment (within the meaning of Section 409A) set forth in the amendment to such employment agreement executed on May 12, 2008.

ARTICLE II
DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1          Account means, for each Participant, an account maintained on the books and records of the Company (including participating Subsidiary Employers) and the Trust (if applicable) that is established for his or her benefit under Section 5.1.

2.2          Change in Control Event means the occurrence of any of the following:

(a) any “person” as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in sections 13(d) and 14(d) thereof, including a “group” as defined in section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing at least 40% of the combined voting power of the Company’s then outstanding securities;

(b) the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company, or the consummation of any such transactions if stockholder approval is not obtained, other than any such transaction which would result in at least 60% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately prior to such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the securities of the Company outstanding immediately prior to such transaction; provided that, for purposes of this paragraph (b), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 60% threshold is due solely to the acquisition of voting securities by an employee benefit plan of the Company or such surviving entity;

(c) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the its assets (or any transaction having a similar effect); or

(d) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Board”), together with any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (b), or (c) of this Section) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election of nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute a majority of the Board;

provided that in any such case, such occurrence constitutes a change in control event as defined in the Regulations.

2.3          Code means the Internal Revenue Code of 1986, as amended from time to time.   Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.4          Company means Scientific Games Corporation, a Delaware corporation, and any successor to all or a major portion of the Company’s assets or business that assumes the obligations of the Company.

2.5          Compensation means (a) for an employee, salary and bonuses eligible for deferral under Article IV, and (b) for a non-employee director, fees, retainers, and other cash compensation for services as such a director.  The Plan Administrator may limit the Compensation an Eligible Individual may defer for any calendar year by action taken no later than the December 31 immediately preceding such calendar year, and shall advise the affected Eligible Individual of any such limitation.

2.6          Disability means any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than twelve (12) months, which renders the Participant unable to engage in any substantial gainful activity or by reason of which the Participant receives income replacement benefits for a period of not less than three months under an accident and health plan of the Employer.  Notwithstanding the foregoing, a determination of total disability by the Social Security Administration shall be conclusive proof of Disability.

2.7          Election Form means a deferral election form prescribed by the Plan Administrator.

2.8          Elective Deferral means the portion of Compensation that is deferred by a Participant under Article IV.

2.9          Eligible Individual means an employee of an Employer, or non-employee director of the Company, who satisfies the criteria established in Article III.

2.10        Employer shall mean the Company and any Subsidiary which has adopted the Plan with the approval of the Company, subject to such terms and conditions as may be imposed by the Company upon the participation in the Plan of such adopting Subsidiary.

2.11        “Employment” and similar terms (without regard to capitalization) shall, in the case of an eligible employee, mean service for the Company or a Subsidiary prior to Separation from Service, and in the case of a non-employee director, mean service for the Company as such director prior to Separation from Service.

2.12        ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.13        Investment Vehicle means a theoretical investment made available under the Plan by the Plan Administrator from time to time in which a Participant’s Account may be deemed to be invested in accordance with Section 5.2 hereof in order to measure the value of the Account.

2.14        Participant means any Eligible Individual who participates in the Plan in accordance with Article III.

2.15        Performance Bonus means a bonus for a calendar year that the Plan Administrator determines qualifies as performance-based compensation under the Regulations, so that the deadline for making an election to defer the bonus may be up to June 30 of such calendar year, rather than December 31 of the prior year.

2.16        Plan means this Scientific Games Corporation Elective Deferred Compensation Plan, effective as of January 1, 2005 and restated effective January 1, 2009, as it may be from time to time amended, and comprising the Executive Deferred Compensation Plan and the Non-Employee Directors Deferred Compensation Plan (as set forth in Section 1.4).

2.17        Plan Administrator means the person, persons or entity designated by the Company to administer the Plan and to serve as the agent for the Company with respect to the Trust as contemplated by the agreement establishing the Trust.

2.18        Regulations mean regulations and other guidance issued by the Treasury or Internal

Revenue Service under Section 409A. References to a specific section of the Regulations shall refer to such provision as from time to time in effect or any applicable successor section.

2.19        Separation from Service means (a) with respect to a Participant other than a non-employee director, separation from service within the meaning of the Regulations, other than by reason of death, determined by reference to the presumptive rule of Treasury Reg. § 1.409A-1(h)(l) (under which a reasonable expectation of a permanent reduction in the level of services to no more than 20% of the average level during the prior 36-month or other applicable period is presumed to result in a separation from service), and (b) with respect to a non-employee director, separation from service as such a director if the Participant thereafter neither performs or is expected to perform services for the Company or any Subsidiary as an independent contractor (or, if the Participant continues or is expected to perform services as such an independent contractor, separation from service within the meaning of the applicable provisions of Treasury Reg. § 1.409A-1(h)).  For purposes of the foregoing,

(a)           Controlled Group.  Whether a separation of service occurs shall be determined in each case by treating the Company and all Subsidiaries as single Employer.

(b)           Sale of Subsidiary.  In the event of a Subsidiary Change in Control Event, distribution shall be made to each Participant who continues to be employed by the affected Subsidiary immediately following such event (and who had not previously incurred a Separation from Service) as if the Participant had thereupon incurred Separation from Service, except that no six-month delay shall be required pursuant to Section 7.2(a).

(c)           Leaves, etc.  A Participant’s employment relationship shall be treated as continuing while he or she is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Employer is provided either by statute or by contract.  If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate immediately following such six-month period.

(d)           Sale of a division or other substantial assets.  Notwithstanding the first paragraph of this Section 2.19, a separation from service shall not occur for purposes of this Plan to the extent that the Committee determines otherwise in accordance with Treasury Reg. § 1.409A-1(h)(4).

2.20        Specified Distribution Date means, with respect to each Elective Deferral (as adjusted for earnings and losses), the later of:

(a)           the date selected by the Participant prior to the last day prescribed for an initial deferral election with regard thereto under Section 4.1 – 4.5, as applicable, which shall (i) be at least three years after the close of the calendar year in which the amount so deferred was earned or, in the case of salary deferrals, was otherwise payable (or, if applicable, complies with such other minimum period of deferral as the Plan Administrator may prescribe), and (ii) be January 2, in the case of salary deferrals for the calendar years 2005 through 2008, and February 28 for salary deferrals for all subsequent years and for all bonus deferrals;

(b)           any later date elected by the Participant under Section 7.1(b).

2.21        Specified Employee means “specified employee” as determined pursuant to procedures adopted by the Company in accordance with the Regulations for purposes of its nonqualified deferred compensation plans subject to Section 409A.

2.22        Subsidiary means a subsidiary or affiliate that is a member of the same controlled group as the Company within the meaning of section 414(b) or (c) of the Code.

2.23        Subsidiary Change in Control Event means a change in control event with respect to a Subsidiary within the meaning of the Regulations, pursuant to which the Company ceases to have direct or indirect ownership of at least fifty-one percent (51%) of the value of the total equity or total combined voting power in respect of the Subsidiary.

2.24        Trust means a domestic grantor trust within the meaning of section 671 of the Code that is established by the Company to assist the Employers in meeting their obligations under the Plan and that identifies the Plan as a plan with respect to which assets are to be held by the Trustee.   At no time shall any assets of the Trust be held or located outside of the United States, and such Trust shall at all times comply with the requirements of Section 409A(b) of the Code.

2.25        Trustee means the trustee or trustees of the Trust.

2.26        Unforeseeable Emergency shall mean a severe financial hardship of the Participant resulting from an illness or accident of the Participant or the Participant’s spouse or dependent (as defined in section 152 of the Code without regard to section 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or his spouse or dependent as determined in accordance with Treasury Regulation § 1.409A-3(i)(3) (and which shall not include purchase of a home or the payment of tuition).  Whether a Participant is faced with an unforeseeable emergency permitting a distribution under this paragraph is to be determined by the Committee based on the relevant facts and circumstance, but, in any case, a distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.

ARTICLE III
PARTICIPATION

3.1          Eligible Individuals

The following categories of individuals are eligible to participate in the Plan for a particular calendar year:

(a)           Each employee who has been designated as a participant under Tiers I through V of the Company’s Management Incentive Compensation Plan, and any other employee whom the Company may designate from within a select group of management or highly compensated employees described in Section 1.4, and

(b)           Each non-employee member of the Board of Directors of the Company.

3.2          Commencement of Participation

Any Eligible Individual who elects to defer part of his or her Compensation in accordance with Article IV shall become a Participant in the Plan as of the date such election becomes irrevocable in accordance with Article IV.

3.3          Continued Participation

A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account.

ARTICLE IV
DEFERRAL ELECTIONS

4.1          Deferrals of Salary

An employee who is an Eligible Individual may elect to defer a specified percentage, not to exceed 50%, of his or her base salary payable for a calendar year by completing an Election Form and filing it with the Plan Administrator not later than the last day of preceding calendar year or such earlier deadline as the Plan Administrator may prescribe.

4.2          Deferrals of Cash Bonuses

An employee who is an Eligible Individual may elect to defer up to 100% of his cash bonus under the Company’s Management Incentive Compensation Program (and/or any other bonus program designated by the Company for inclusion in the Plan) calculated with reference to a particular calendar year (or identifiable portion thereof) by completing an Election Form and filing it with the Plan Administrator (a) not later than the last day of the preceding calendar year or such earlier deadline as the Plan Administrator may prescribe, or (b) if such annual bonus constitutes a Performance Bonus and the Plan Administrator so permits, not later than June 30 of the calendar year in respect of which such bonus is payable.

4.3          Deferrals of Director’s Compensation

A non-employee director may elect to defer up to 100% of his or her annual retainer, fees for attendance at Board or committee meetings, and other cash compensation with respect to services performed as such a director in any calendar year, by completing an Election Form and filing it with the Plan Administrator not later than the last day of the preceding calendar year or such earlier deadline as the Plan Administrator may prescribe.

4.4          New Mid-Year Eligibles

An employee who first becomes an Eligible Individual as of a date other than the first day of calendar year, and who was not previously eligible to participate in the Plan (or Prior Plan) or any other elective account balance nonqualified deferred compensation plan (a “Similar Plan”) in his or her capacity as an employee of the Company or any Subsidiary, may elect, by completing an Election Form and filing it with the Plan Administrator within thirty (30) days after such date, to defer up to 50% of his or her salary for pay periods in such calendar year beginning after the date of such election, and up to 100% of his or her cash bonus for such year under the Company’s Management Incentive Compensation Program (and/or any other bonus program designated by the Company for inclusion in the Plan) and allocable on a prorata basis to the portion of such year following the date of his or her deferral.  The Plan Administrator may, in its discretion, extend the application of this Section 4.4 to one or more employees who were formerly eligible to participate in the Plan or a Similar Plan as an eligible employee but who ceased to be so eligible and who may be treated as newly eligible employees under Treasury Reg. § 1.409A-2(a)(7).

4.5          New Outside Directors

A newly elected non-employee director who was not previously eligible to participate in the Plan by reason of any prior service as a non-employee director, or in any other elective account balance nonqualified deferred compensation plan of the Company or any Subsidiary in the capacity of either a non-employee director or independent contractor (a “Comparable Plan”), may elect, by completing an Election Form and filing it with the Plan Administrator within thirty (30) days after becoming such a director, to defer up to 100% of the retainer, fees and other cash compensation payable in respect of services performed as a director during the year of such election and following the date of his or her deferral election.  The Plan Administrator may, in its discretion, extend the application of this Section 4.5 to an individual who was formerly eligible to participate in the Plan as a non-employee director or a Comparable Plan but who ceased to be so eligible and who may be treated as newly eligible individual under Treasury Reg. § 1.409A-2(a)(7).

4.6          Mechanics of Deferral

A Participant’s Compensation shall be reduced in accordance with the Participant’s election hereunder, and amounts deferred hereunder shall be paid by the Employer to the Trust as soon as administratively feasible after such reduction and credited to the Participant’s Account as of the date of payment thereof.

4.7          Irrevocability

A Participant’s deferral election under this Article IV shall be irrevocable after the last date prescribed hereunder for the making of such election; provided, however, that such election may be revoked if necessary in order to permit a hardship withdrawal of section 401(k) contributions under the Scientific Games 401(k) Plan (or any similar plan of the Company or any Subsidiary) prior to age 59-1/2, or in the event of an Unforeseeable Emergency permitting distribution under Section 7.7 hereof.  Prior to such date, revocation shall be permitted to the extent (if any) that the Plan Administrator may prescribe.

ARTICLE V

ACCOUNTS

5.1          Accounts

The Plan Administrator shall establish an Account for each Participant reflecting the Participant’s Elective Deferrals, together with any adjustments for income, gain or loss (determined in accordance with Section 5.2(a)) and any payments from the Account.  The Plan Administrator shall establish sub-accounts for each Participant as may be necessary or desirable for the proper administration of the Plan.  The Plan Administrator shall provide each Participant with a periodic statement of his or her Account reflecting the income, gains and losses (realized and unrealized), amounts of deferrals, and distributions of such Account since the prior statement.

5.2          Deemed Investment of Accounts

(a)           Adjustment of Accounts.  The amount of each Participant’s Elective Deferral for a calendar year shall be credited to the Participant’s Account as provided in Section 4.6.  The Account shall be adjusted from time to time to reflect (i) subsequent years’ deferrals, if any, and (ii) gains (or losses) determined as if the Account were invested in one or more Investment Vehicles selected by the Participant.  The Plan Administrator may adopt such rules and administrative practices as it shall deem necessary or appropriate in connection with a Participant’s right to select Investment Vehicles hereunder including restrictions on the timing or frequency of such elections, and all such Investment Vehicle selections shall be made in such form as may be required by the Plan Administrator from time to time.

(b)           Investment of Trust Assets.  The assets of the Trust shall be invested in such investments (which may, but are not required to be, the Investment Vehicles) as the Trustee shall be directed by the Plan Administrator.  Without limiting the generality of the foregoing, the Plan Administrator may, in its discretion, determine to invest Trust assets in such manner as shall minimize the risk that assets of the Trust shall be insufficient to meet the Employers’ obligations with respect to the Plan and in furtherance thereof may (but shall be under no obligation to) direct the Trustee to invest Trust assets to the maximum extent possible in investments that reflect the Participant selections of the Investment Vehicles to be the basis for the adjustment of their Accounts under Section 5.2(a).

ARTICLE VI

VESTING

6.1          General

Without limitation on Section 10.1, each Participant shall be immediately vested in, i.e., shall have a nonforfeitable right to, the balance in the Participant’s Account, to be payable at the time and in the manner provided hereunder.

ARTICLE VII

DISTRIBUTION EVENTS

7.1          Specified Distribution Date

(a)           Time of Distribution.  Unless sooner distributed by reason of an intervening distribution event under the Plan, a Participant shall receive a distribution of the portion of his or her Account attributable to each Elective Deferral on the Specified Distribution Date for such Elective Deferral.

(b)           Extension of Distribution Date.  To the extent permitted by the Plan Administrator, each Participant who is employed by the Employer shall be entitled to elect a new, later Specified Distribution Date with respect to the amounts credited to the Participant’s Account with respect to an Elective Deferral.  Any such election shall be made on the Election Form prescribed by the Plan Administrator and shall be delivered to the Plan Administrator no later than one year prior to the Participant’s previous Specified Distribution Date in respect of such Elective Deferral.  In addition, the new Specified Distribution Date must be no earlier than five years after the Specified Distribution Date previously in effect and shall be February 28 of the calendar year to which payment is further deferred.

7.2          Separation from Service

In the event of a Participant’s Separation from Service, the Participant shall receive a distribution of his or her entire Account balance in a single lump sum –

(a)           If the Participant is a Specified Employee, on the first day following the expiration of six months from the date of such Separation from Service, and

(b)           If the Participant is not a Specified Employee, on the thirtieth (30th) day following the date of such Separation from Service

7.3          Change in Control Event

Upon a Change in Control Event with respect to the Company, each Participant shall be paid his or her entire Account balance in a single lump sum on the thirtieth (30th day) following the date of .such Change in Control Event.

7.4          Disability

In the event of a Participant’s Disability, the Participant shall receive a distribution of his or her entire Account Balance in a single lump sum on the thirtieth (30th) day following the occurrence of such Disability.

7.5          Death

If a Participant dies prior to the complete distribution of his or her Account, the balance of the Account shall be paid in a single lump sum on the fortieth (40th) day following the date of death to the Participant’s designated beneficiary or beneficiaries in effect on the date of the Participant’s death.

7.6          Beneficiaries

(a)           Beneficiary Designation Form.  Any designation of a beneficiary shall be made by the Participant on (and only on) a form prescribed by the Plan Administrator (“Beneficiary Designation Form”) and filed with the Plan Administrator, and may be changed by the Participant at any time by filing another Beneficiary Designation Form containing the revised instructions.  Without limiting the generality of the foregoing, the Plan Administrator may, in its discretion, prescribe a single Beneficiary Designation Form for both the Prior Plan and this Plan and require that the same beneficiary designation govern at all times under both Plans.

(b)           Failure to Designate.  If no beneficiary is designated or no designated beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse, or, if none, to his or her issue per stirpes, in a single payment.  If no spouse or issue survives the Participant, payment shall be made in a single lump sum to the representative of the Participant’s estate.  No payment shall be made to the representative of a Participant’s estate until the Plan Administrator has been furnished with such evidence as it shall deem necessary or appropriate to establish the validity of the payment.

(c)           Proper Beneficiary.  If the Plan Administrator has any doubt as to the proper Beneficiary to receive payments hereunder, the Plan Administrator shall have the right to withhold such payments until the matter is finally adjudicated.  However, any payment made by the Plan Administrator, in good faith and in accordance with this Plan, shall fully discharge the Company and any other applicable Employer from all further obligations with respect to that payment.

(d)           Prior Plan Designations.  Notwithstanding anything in Section 7.6(a) or (b) to the contrary, in the event that a Member was a member of the Prior Plan on or before December 31, 2004 (whether or not he is entitled to benefits under the Prior Plan as a result of the amendment and freeze thereof effective December 31, 2004) and had a beneficiary designation in effect under Section 7.4 of such Plan in effect on December 31, 2004, the beneficiary or beneficiaries so designated shall be the Member’s Beneficiary under this Plan unless and until the Member shall designate another Beneficiary in accordance with Section 7.6(a).

(e)           Minor or Incompetent Beneficiary.  In making any payments to or for the benefit of any minor or an incompetent Beneficiary, the Plan Administrator, in its sole and absolute discretion, may, but need not, make a payment to a legal or natural guardian or other relative of a minor or court appointed committee of such incompetent.  Alternatively, it may make a payment to any adult with whom the minor or incompetent temporarily or permanently resides.  The receipt by a guardian, committee, relative or other person shall be a complete discharge to the Company and each other Employer.  Neither the Company or any Employer, nor the Plan Administrator, shall have any responsibility to see to the proper application of any payments so made.

7.7          Unforeseeable Emergency

If a Participant suffers an Unforeseeable Emergency, the Plan Administrator, in its sole discretion, may pay to the Participant only that portion, if any, of the Participant’s Account that the Plan Administrator determines in accordance with the Regulations is necessary to satisfy the emergency need, including any amounts necessary to pay any Federal, State or local income taxes reasonably anticipated to result from the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan or any similar plan. A Participant requesting an emergency payment shall apply for the payment in writing in a form approved by the Plan Administrator and shall provide such additional information as the Plan Administrator may require.

7.8          Medium of Distribution

Each distribution hereunder shall be made in cash and/or in kind as determined by the Plan Administrator.

7.9          Actual Payment Date

The provisions hereof for payment on a particular date shall be construed and may be applied as the Plan Administrator (including the Plan recordkeeper) deems necessary or advisable (taking into account the purpose of the Plan) and in accordance with the Regulations, including without limitation Treasury Reg. § 1.409A-3(d), without liability to any Participant or Beneficiary by reason thereof.

7.10        Taxes

All federal, state or local taxes that the Plan Administrator determines are required to be withheld in respect of any Elective Deferrals hereunder or from any payments made pursuant to this Article VII shall be withheld from amounts payable hereunder or from any other amounts payable to a Participant.

7.11      Acceleration generally prohibited

No acceleration of payments under the Plan shall be permitted except as authorized by the Regulations and approved by the Plan Administrator in its discretion consistent with such Regulations. Without limiting the generality of the foregoing:

(a)           Ethics or Conflict of Interest Requirements.  Distribution may be accelerated as may be necessary to comply with ethics or conflict of interest requirements in accordance with Treasury Reg. § 1.409A-3(j)(4)(iii).

(b)           Payment of employment taxes.  Distribution may be accelerated in order to pay (i) the Federal Insurance Contributions Act (FICA) tax imposed under section 3101, section 3121(a) and section 3121(v)(2) of the Code on deferrals under the Plan (the “FICA Amount”), (ii) Federal, state, local or foreign wage withholding taxes on the FICA Amount, and (iii) additional wage withholding taxes attributable to the pyramiding of wages subject to withholding and taxes. Acceleration shall be permitted under this paragraph (b) only to the extent that the Plan Administrator determines that such tax obligations cannot be readily met from other sources, and the total payment under this paragraph (b) shall not exceed the aggregate of the FICA Amount and related income tax withholding.

7.12      Delay under Section 162(m)

A payment under the Plan may be delayed to the extent that the Company reasonably anticipates that if the payment were made as scheduled, the Employer’s deduction with respect to such payment would not be permitted by reason of section 162(m) of the Code, provided that the payment is made either (a) during the Employer’s first taxable year in which it is reasonably anticipated that the deduction of such payment will not be barred by section 162(m) or (b) during the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the taxable year of the Employer in which the Participant separates from service or the 15th day of the third month following such Separation from Service, and all similarly situated Participants are treated on a reasonably consistent basis, and provided further that where any scheduled payment to a specific Participant in a taxable year is delayed in accordance with this Section 7.12, the delay in payment will be treated as a subsequent deferral election unless all scheduled payments to that Participant that could be delayed under this Section 7.12 are also delayed.  Where the payment is delayed to a date on or after Separation from Service, the payment will be considered a payment upon a Separation from Service for purposes of the Plan, including for purposes of Section 7.2(b).  No election may be provided to the Participant with respect to the timing of the payment under this Section 7.12.  The balance credited to each of the Participant’s Accounts shall continue to be adjusted pursuant to Section 5.2 during the period of any delay in payment under this Section 7.12, including any delay during the period where the Company or the Plan Administrator is determining whether such a delay is necessary or appropriate, up to the last day of the month immediately preceding the date of payment.

7.13        Delays to comply with Securities and other Laws

Payment may be delayed as the Company or the Plan Administrator may determine to be necessary or advisable in order to comply with Federal securities or other applicable laws or as otherwise authorized by applicable with the Regulations, including Treas. Reg.§ 1.409A-2(b)(7).  The balance credited to each of the Participant’s Accounts shall continue to be adjusted pursuant to Section 5.2 during the period of any delay in payment under this Section 7.12, including any delay during the period where the Company or the Plan Administrator is determining whether such a delay is necessary or appropriate.

7.14        Transition Rule Elections

Participants may elect at any time during the period through December 31, 2006 to change the time of payment of any Elective Deferral to any other time of payment permitted at the time of the initial deferral election with respect thereto, provided that no such election made after December 31, 2005 may apply to amounts otherwise payable the year of such election or accelerate into the year of election amounts otherwise payable in a future year.

ARTICLE VIII

PLAN ADMINISTRATOR

8.1          Plan Administration and Interpretation

The Plan Administrator shall oversee the administration of the Plan.  The Plan Administrator shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan.  The

Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan.  Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant (in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously).  Any individual(s) serving as Plan Administrator who is a Participant will not vote or act on any matter relating solely to himself or herself.  When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary, an Employer or the Trustee.  The Plan Administrator shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.

8.2          Powers, Duties, Procedures, Etc.

The Plan Administrator shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursements and compensation, and shall follow such claims and appeal procedures with respect to the Plan as it may establish.

8.3          Information

To enable the Plan Administrator to perform its functions, the Employers shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of Participants, their employment, retirement, death, termination of employment, and such other pertinent facts as the Plan Administrator may require.

8.4          Indemnification of Plan Administrator

The Company agrees to indemnify and to defend to the fullest extent permitted by law any officer(s) or employee(s) who serve as Plan Administrator (including any such individual who formerly served as Plan Administrator) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1          Amendments

The Company shall have the right to amend the Plan from time to time on behalf of all Employers, subject to Section 9.3, by an instrument in writing that has been executed on the Company’s behalf by its duly authorized officer.

9.2          Termination of Plan

This Plan is strictly a voluntary undertaking on the part of the Employers and shall not be deemed to constitute a contract between any Employer and any Eligible Individual (or any other person) or a consideration for, or an inducement or condition of employment for, the performance of the services by any Eligible Individual (or other person).  The Company reserves the right to terminate the Plan at any time with respect to any or all Participants, subject to Section 9.3, by an instrument in writing that has been executed on the Company’s behalf by its duly authorized officer.  Upon termination, the Company and other Employers shall continue to maintain the Account of each Participant affected by such termination and pay benefits hereunder as they become due to such Participant as if the Plan had not terminated, but no further deferral shall be available to such Participant for any period after the date of such termination. Alternatively, the Company may determine in its discretion to distribute the remaining balance in the Accounts of all Participants and beneficiaries to the extent authorized by Treasury Reg. § 1.409A-3(j)(ix).

9.3          Existing Rights

No amendment or modification to, or termination of, the Plan shall be effective to the extent that it would reduce the value of a Participant’s Account immediately prior to the amendment, modification or termination, without the Participant’s prior written consent, nor (to the extent permitted by law) shall any such amendment or other action be valid or given any effect whatever if and to the extent it is inconsistent with Section 409A or the Regulations.

ARTICLE X

MISCELLANEOUS

10.1        No Funding

The Plan constitutes a mere promise by the Employers to make payments in accordance with the terms of the Plan, and Participants and beneficiaries shall have the status of general unsecured creditors of the Employer.  If a Participant has deferred Compensation for service with a Subsidiary, such Subsidiary shall be primarily liable for all obligations under the Plan with respect thereto and the Company shall be secondarily liable thereafter.  Nothing in the Plan will be construed to give any employee or any other person rights to any specific assets of the Employer or of any other person.  In all events, it is the intent of the Company that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

10.2        Non-Assignability

None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of any Participant or beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, participate, commute, pledge, encumber or assign any of the benefits or payments or proceeds that he or she may expect to receive, contingently or otherwise, under the Plan.

10.3        Limitation of Participants’ Rights

Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Company or any Subsidiary, or interfere in any way with the right of the Company or any Subsidiary to terminate the employment of a Participant at any time, with or without cause.  In addition, nothing shall confer on any individual a right to participate in the Plan in any calendar year.  The fact that an individual is an Eligible Individual in one year shall not give the individual a right to participate in the Plan in any other year.

10.4        Participants Bound

Any action with respect to the Plan taken by the Plan Administrator, the Company or any Subsidiary, or the Trustee or any action authorized by or taken at the direction of the Plan Administrator, the Company or any Subsidiary, or the Trustee shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Plan.

10.5        Release

Any payment to any Participant or beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company or any Subsidiary, the Plan Administrator and the Trustee under the Plan, and the Plan Administrator may, to the extent consistent with the Plan and the Regulations, require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.  If any Participant or beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Plan Administrator, the Company or any Subsidiary, or the Trustee to follow the application or use of such funds.

10.6        Administrative Processing Considerations

Notwithstanding any other provision of the Plan, it shall be recognized that implementation of the accounting, valuation and distribution procedures required under the Plan is dependent upon the Plan recordkeeper receiving complete and accurate information from a variety of different sources on a timely basis.  Since events may occur that interrupt or otherwise interfere that in this process, there shall be no guarantee by the Plan that any given information or transaction will be received or processed at the anticipated time and day.  In any such events shall occur, any affected transaction will be processed as soon as administratively feasible consistently with the Regulations, without liability to any Participant of Beneficiary by reason thereof.

10.7        Correction of Error

The Plan Administrator may adjust the Accounts of any or all Participants in order to correct errors and rectify omissions in such manner as the Plan Administrator believes will best result in the equitable and nondiscriminatory administration of the Plan and ensure compliance with Section 409A and the Regulations and/or to make use of such correction procedures as may be established to mitigate or avoid penalties for violation thereof, without liability to any Participant or Beneficiary by reason thereof.

10.8        Governing Law

The Plan shall be construed, administered, and governed in all respects under and by the laws of the State of New York without reference to the principles of conflicts of law, unless preempted by applicable federal law.  If any provision of the Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.9        Headings and Subheadings

Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, the Board of Directors of the Company has duly adopted this amended and restated Plan on behalf of the Company and other Employers and caused it to be executed by the undersigned officers of the Company this 31st day of December, 2008.

Attest:	Scientific Games Corporation

/s/ Jack B. Sarno	By:	/s/ DeWayne E. Laird
Jack B. Sarno	Name:	DeWayne E. Laird
	Title:	Vice President